Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, executed as of January 20, 2022 and effective as of January 1, 2022 (the “Effective Date”), is entered into by and between Basanite, Inc., a Nevada corporation (collectively with its subsidiaries, the “Company”), and Simon R. Kay (“Kay”). The Company and Kay are sometimes referred to herein as each, a “Party” and collectively as the “Parties.”

WHEREAS, Kay is currently serving as Acting Interim Chief Executive Officer, President and Chief Financial Officer of the Company pursuant to the terms of a Consulting Agreement, dated January 13, 2020 (as amended and/or supplemented from time to time, the “Consulting Agreement”);

WHEREAS, the Parties have mutually agreed that Kay will transition from the Company but provide services to the Company while the Company searches for a permanent principal executive officer for the Company (the “New PEO”); and

WHEREAS, the Parties desire to set forth the terms of such transaction services, which shall be as provided for herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

1. Consulting Agreement; Services in Transition Period.

(a) The Company and Kay hereby agree that the Consulting Agreement shall be terminated as of the Effective Date (except as provided in Section 1(e) hereof) and replaced by this Agreement; provided however, that Kay shall remain liable for any breach of the Consulting Agreement pursuant to its terms which may have occurred prior to the Effective Date (including, without limitation, such terms as relate to confidentiality). The Parties agree that the mutual 30-day notice period for termination of the Kay Agreement is waived and superseded by the terms of this Agreement.

(b) For the period beginning on the Effective Date and ending fourteen (14) days following the Company’s hiring of a New PEO, further subject to the period ending date occurring no earlier than February 28, 2022 and no later than June 30, 2022, (the “Transition Period”), Kay shall:

(i) provide services to the Company as a consultant to the Company in the capacity as Acting Interim Chief Executive Officer and President, consistent with past practice, with Kay reporting regularly on his duties to, and taking direction from, the Chairman of the Board of Directors of the Company (the “Board”) or any member of the Board designated by the Chairman of the Board;

(ii) shall faithfully, honestly and diligently serve the Company, and shall devote substantially all of his business time and attention to the business of the Company, using his best efforts to promote the interests of the Company and following the reasonable and lawful instructions of the Board of Directors of the Company (the “Board”);

(iii) not be required to provide services as Acting Interim Chief Financial Officer of the Company (as such duties will be assumed by other Company personnel);

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(iv) upon the hiring of the New PEO, assist in the transition of the New PEO to such position by providing the New PEO with all applicable background information regarding the business and affairs of the Company and related assistance; and

(v) carry out his duties in a manner consistent with and in compliance with all present and future requirements of the Board and the requirements of all applicable federal and state laws and regulations.

(c) Notwithstanding the time and attention required to perform his services to the Company hereunder during the Transition Period, but subject to Sections 3 and 4 hereof, Kay shall be permitted to seek other employment during the Transition Period, provided that such activity does not unreasonably interfere with the performance of Kay’s duties to the Company.

(d) During the Transition Period, Kay shall continue to have use of his basaniteindustries.com email address to send and receive emails in connection with the performance of his services, and Kay shall have access to the Company’s facilities in accordance with past practice under the Consulting Agreement.

(e) During the Transition Period, Kay shall disclose the nature and terms of this Agreement to any applicable third party and shall not represent to any third party any purported facts or circumstances regarding his business relationship with the Company other than as provided for herein.

(f) At the conclusion of the Transition Period Kay shall: (i) cease to have access to his basaniteindustries.com email address as well as his Company computer and the Company’s computer servers and confidential information and (ii) return to the Company all Company property, as well as all documents and data received or generated in connection with his services to the Company under the Consulting Agreement and this Agreement, including, without limitation, his computer, files, documents, correspondence and other papers (including in electronic form), relating to the business and affairs of the Company.

(g) During the Transition Period, the confidentiality and intellectual property-related provisions of the Consulting Agreement shall continue in full force and effect as if incorporated herein.

(h) While the Parties do not presently anticipate the need for the Transition Period to be extended beyond the period provided for herein, the Transition Period may be extended by mutual written agreement of the Company and Kay.

2. Compensation; Expenses; Transition Payment.

(a) During the Transition Period, Kay shall receive a cash fee (payable in accordance with the Company’s current payroll practices) based on an annual fee amount of Three Hundred Fifty Thousand Dollars ($350,000) per year (the “Fee”).

(b) During the Transition Period, Kay shall also be entitled to (i) expense reimbursement and (ii) use of his Company computer and (iii) access to Company health/dental/vision insurance for him and his family (the costs thereof to be paid by Kay), in each case consistent with past practice under the Consulting Agreement.

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(c) In addition, at the conclusion of the Transition Period, and predicated on Kay’s compliance with the terms of this Agreement, the Company shall issue to Kay a warrant (in customary, mutually agreeable form) to purchase 1,000,000 shares of Company common stock, which warrant shall (i) have an exercise price per share of $0.33 and (ii) contain a customary “cashless exercise” provision (such warrant, the “Transition Payment”). Following the issuance of the Transition Payment, Kay shall not be entitled to any further payments or consideration of any kind from the Company.

3. Non-Solicitation of Customers. In consideration of the Transition Payment and the other agreements of the parties hereunder, Kay agrees that during and for a period of one (1) year following the termination of the Transition Period for any reason, Kay shall not, directly or indirectly, solicit or attempt to solicit any business from any of the Company’s customers or prospective customers for the purposes of providing products or services that are competitive with those provided by the Company.

4. Covenant Against Competition. In consideration of the Transition Payment and the other agreements of the parties hereunder, Kay agrees that during and for a period of one (1) year following the termination of the Transition Period for any reason, Kay shall refrain from, throughout the United States, directly or indirectly, owning, managing, operating, controlling or financing, or participating in the ownership, management, operation, control or financing of, or being connected with or having any interest in, or otherwise taking any part as a stockholder, member, director, manager, officer, employee, consultant, independent contractor, partner or otherwise in, any business that competes with the Company as of the termination of the Transition Period, with the exception of the passive ownership of less than two percent (2%) of a publicly traded company.

5. Non-Recruiting of Company Personnel. In consideration of the Transition Payment and the other agreements of the parties hereunder, Kay agrees that during and for a period of one (1) year following the termination of the Transition Period for any reason, Kay will not directly or indirectly recruit, or attempt to recruit, any employee of the Company, or induce or attempt to induce any employee of the Company, to terminate or cease employment with the Company.

6. Non-Disparagement. During and following the conclusion of the Transition Period, Kay and the Company’s Board members and named executive officers each undertake not to make any comments in writing or orally (including to employees, shareholders, directors, or customers or suppliers of the Company, whether private or public) that denigrates or criticizes or may otherwise be detrimental to their respective reputations.

7. Waiver and Release/Indemnification. In consideration of the Company engaging Kay to provide services during the Transition Period, issuance of the Transition Payment to Kay, and agreeing to the other arrangements in this Agreement, at the conclusion of the Transition Period, Kay shall sign a Waiver and General Release in the form attached hereto as Annex A in respect of matters occurring on or prior to the conclusion of the Transition Period. In the event an action is brought against Kay in his individual or representative capacity as a result of any actions taken by him as a result of or related to the services provided either under this Agreement or service provided during the term of the Consulting Agreement, then Company shall indemnify and hold Kay harmless for any liability for which he is found to be liable; provided, however, that the Company shall not be responsible for indemnification to the extent the actions in questions constitute fraud, willful misconduct or gross negligence by Kay. Such indemnification includes, but is not limited to, the payment of reasonable attorneys’ fees and costs necessary to defend such action through the exhaustion of appeals.

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8. Term; Termination.

(a) This term of this Agreement shall be from the Effective Date through the conclusion of the Transition Period as provided for herein.

(b) Either the Company or Kay may terminate this Agreement at any time during the Transition Period (i) by their mutual written agreement, whereupon all fees due or accrued to Kay hereunder shall be promptly paid by the Company (including, for the avoidance of doubt, the Transition Payment) or (ii) upon material breach of this Agreement by the Company or Kay, provided the non-breaching Party has provided with written notice of the material breach to the breaching Party and an opportunity to cure such material breach within ten (10) days after receipt such written notice. In addition, Kay’s failure to observe the provisions of Section 1(f), 3, 4 and 5 hereof shall be deemed a basis by the Company to immediately terminate this Agreement (which shall not be the Company’s exclusive remedy for such breach).

(c) In the event of termination by Kay under clause (b)(ii) above, Kay shall be entitled to prompt issuance of the Transition Payment. In the event of termination by the Company under clause (b)(ii) above or by the Company in the event of Kay’s breach of Section 1(f), 3, 4 and 5 hereof, Kay shall forfeit his right to receive the Transition Payment.

9. No Further Consideration. Except as otherwise expressly provided in this Agreement, Kay confirms, acknowledges and agrees that he has no claims for, and hereby releases the Company and its affiliates from any claims for compensation or remuneration or rights to participate any plan or benefit program of the Company.

10. Cooperation. Kay agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning, related to or in connection with Kay’s business association with the Company (whether under the Consulting Agreement, this Agreement or otherwise). In consideration for such cooperation, but only following the Transition Period, the Company will compensate Kay for the time Kay spends on such cooperative efforts at an hourly rate of $150) and the Company will reimburse Kay for his reasonable out-of-pocket expenses that he incurs in connection with such cooperative efforts.

11. Notice. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with affirmative confirmation of receipt, if sent by email, (c) one (1) business day after being sent, if sent by reputable, internationally recognized overnight courier service or (d) three (3) business days after the date of mailing by registered or certified mail (prepaid and return receipt requested), in any case, to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

if to the Company:	Basanite, Inc. 2041 NW 15th Avenue
Pompano Beach, FL 33069 Attention: ___________________ Email: _____________________

if to Executive:	Simon R. Kay _____________________ _____________________
Email: _____________________

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12. Entire Agreement. This Agreement contains the entire, integrated agreement between the Parties in respect of Kay’s relationship to the Company as of the Effective Date, superseding all prior or contemporaneous promises, discussions, agreements or understandings of the Parties.

13. Amendments. Any amendment, modification, or supplement to or wavier of this Agreement must be made in a writing signed by the Parties in order to be valid.

14. Non-Waiver; Construction; Counterparts. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by that party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the waiver will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver is effective unless it is in writing and signed by an authorized representative of the waiving party. This Agreement will be construed fairly as to both Parties and not in favor of, or against, either party, regardless of which Party prepared the Agreement. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original (including counterparts executed and delivered by electronic means), and all such counterparts will constitute but one instrument.

15. Survival. The terms of this Agreement or the Consulting Agreement that, by their terms, are intended to survive the expiration or earlier termination of this Agreement shall survive in accordance with such terms.

16. Invalid Provisions. In case a provision of this Agreement is or becomes invalid, inapplicable or unenforceable in whole or in part, this shall not affect the validity of the remaining provisions. The invalid, inapplicable provision shall be replaced with an appropriate provision that, to the extent legally permissible, comes closest to what the Parties intended or would have intended had they considered the matter from the outset. This shall also apply if a provision is or becomes invalid on account of the scope or extent of an obligation or a time period. In such case, the legally permissible scope or extent of obligation or time period shall apply.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its principles of conflicts of law.

18. Dispute Resolution. Any dispute, controversy, or claim between the Parties arising directly or indirectly out of or connected with this Agreement and/or the Parties’ business relationship shall be resolved by binding arbitration conducted pursuant to the Federal Arbitration Act and in accordance with the Rules of the American Arbitration Association (the “AAA”) in effect at the time. The Parties agree that before proceeding to arbitration, they will endeavor to resolve their dispute(s) between themselves in good faith for a period not to exceed thirty (30) days. If the Parties are unable to resolve their dispute as such, the parties agree that before proceeding to arbitration, they will mediate their dispute(s) before a mutually selected mediator. If the parties are unable to mutually select a mediator within thirty (30) days (or as otherwise agreed), then either party may request the AAA’s assistance in appointing a mediator. If the parties are unable to mediate a resolution to their dispute(s) within sixty (60) days of the commencement of the mediation process, then either party may proceed to initial arbitration proceedings. Any arbitration will be conducted by an arbitrator selected by the AAA, who shall have experience in the matters presented in the dispute. All such disputes, controversies or claims will be conducted by a single arbitrator. The arbitration shall be conducted pursuant to rules of the AAA in effect at the time. The arbitrator may award any relief available in a court of competent jurisdiction. The resolution of the dispute by the arbitrator will be final, binding, non-appealable (except as provided by the Federal Arbitration Act) and fully enforceable by a court of competent jurisdiction pursuant to the Federal Arbitration Act. The arbitration award will be in writing and will include a statement of the reasons for the award. The arbitration will be held at the offices of the AAA in Ft. Lauderdale, Florida, or as otherwise agreed to by the Parties. The Parties will equally bear all AAA and arbitrator’s fees and costs. The arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing party.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BASANITE, INC.
By:	/s/ Michael Barbera	/s/ Simon R. Kay
	Name: Michael Barbera	Simon R. Kay
Title: Chairman of the Board

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Annex A

WAIVER AND GENERAL RELEASE

In consideration for the payments provided for and promises contained in the Transition Services Agreement, dated January 20, 2022 (the “Agreement”; with capitalized terms used but not otherwise defined in this Release shall have the meanings ascribed to such terms in the Agreement), and except for claims or rights arising under the Agreement, Simon R. Kay specifically waives, releases and forever discharges the Released Parties (as defined below) of any and all claims arising from or relating to Kay’s business association with the Company based on any act, event or omission occurring from the beginning of the world to the date Kay executes this Release, including any claims which could be asserted now or in the future, under common or statutory law, including, but not limited to, breach of express or implied contract, wrongful termination, retaliation, harassment, discrimination, emotional distress, defamation, or violation of public policy; any claims for compensatory time, accrued vacation, accrued sick time, bonus, and any other claims of any nature whatsoever in law or in equity (including , but not limited to, any claim under any severance policy); any and all claims for attorneys’ fees, costs, expenses disbursements; any policies, practices, or procedures of the Company or its affiliates; any federal or state statutes or regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 1871, and 1991, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Older Workers Benefits Protection Act of 1990, the Americans With Disabilities Act, as amended, 42 U.S.C. §12101 et seq., the Americans With Disabilities Amendments Act, the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq., the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. §1166(a)(4), the Rehabilitation Act of 1973, the Older Worker’s Benefit Protection Act, 29 U.S.C. §621 et seq., the Family and Medical Leave Act, the False Claims Act, the federal Whistleblower Protection Statutes, the Sarbanes-Oxley Act (to the extent permitted), any equivalent or other similar laws under the State of Florida; and any provision of any other law, common or statutory, of the United States, the State of Florida, or any other state, and/or any provision of any statute, regulation, local law or ordinance. The term “Released Parties” means the Company and its officers, directors, shareholders, partners, employees, attorneys and agents, and their predecessors, successors and assigns (all of whom are expressly deemed third-party beneficiaries hereof)

Nothing in this Agreement shall prohibit or interfere with Kay’s right to bring any action to enforce the terms of the Agreement or this Release. However, except where otherwise prohibited by law, the consideration provided to Kay in the Agreement shall be the sole relief to Kay for all claims that Kay previously asserted or could have asserted.

By executing this Release, Kay acknowledges and agrees that: (i) he fully understands the terms and conditions of this Release and signs it knowingly and voluntarily; (ii) he has had an opportunity and has been advised to consult with an attorney to review this Release; and (iii) he is receiving certain consideration as described in the Agreement and said consideration is beyond anything of value to which Kay already would be entitled;

PLEASE READ CAREFULLY. THIS WAIVER AND GENERAL RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS EXCEPT FOR CLAIMS UNDER THE AGREEMENT. THIS RELEASE SHALL NOT BECOME EFFECTIVE UNTIL THE EIGHTH (8TH) DAY AFTER EXECUTIVE EXECUTES THIS RELEASE. SUCH EIGHTH (8TH) DAY SHALL BE THE EFFECTIVE DATE OF THIS RELEASE.

___________________________ Date: ______________________

Simon R Kay

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